EXHIBIT 14

TANKLESS SYSTEMS WORLDWIDE, INC

Code of Ethics

This Code of Ethics sets out the minimum ethical standards for all directors, officers and employees of Tankless Systems Worldwide, Inc., and its subsidiaries (referred to collectively as “Tankless”).  Tankless is committed to enforcing these standards through effective internal systems reporting structures and compliance programs.

Tankless’ directors, officers and employees, in conducting the business of the Company, will:

•

Obey the law, including all applicable rules and regulations, and conduct themselves with honesty and integrity.

•

Avoid engaging in any conduct where the personal interests interfere or appear to interfere with those of Tankless.

•

Advance the legitimate interests of Tankless when the opportunity arises and avoid competing with Tankless directly or indirectly or using Tankless property, information, or their positions with Tankless for improper personal gain.

•

Respect the rights of and deal fairly with Tankless’ customers, suppliers, competitors and employees.

•

Not offer or accept bribes or kickbacks either directly or indirectly.

•

Report to work in condition to perform their duties, free from the influence of alcohol or illegal drugs.

•

Keep honest and accurate records and reports of company information.

•

Make full, fair, accurate, timely and understandable disclosures in reports and documents that Tankless provides to any governmental authority and in all other public communications made by Tankless.

•

Respect the diversity of Tankless’ employees and not engage in wrongful discrimination or harassment.

•

Preserve the confidentiality of nonpublic information and any other information entrusted to them in confidence by Tankless or its customers, except when disclosure is authorized or is legally mandate.

•

Not use or share confidential information for stock trading purposes or any other purpose except to conduct the business of Tankless.

•

Protect Tankless’ assets and ensure their proper and efficient use, including property, equipment, products and other tangible assets, and proprietary information such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports.

•

Maintain a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

•

Promptly report concerns regarding accounting, auditing and internal controls matters on a confidential basis to the Board of Directors of Tankless or the Audit Committee of Tankless.  Such reports will be investigated by Tankless under the direction of the Board of Directors or Audit Committee.

•

Promptly report work-related activities by company personnel that violate the law, this Code and any other company policy.  Reports of violations may be made to a supervisor, an executive officer of Tankless or a member of the Board of Directors of Tankless.  Reports of violations by executive officers or senior financial personnel must be made to the legal counsel for Tankless or the Chairman of the Audit Committee, or to a member of the Board of Directors of Tankless.

Tankless does not permit retaliation of any kind for reports of misconduct made in good faith.  If you have questions about this Code, Tankless’ compliance program or whether conduct may violate this Code, the law or a compliance program, you should consult with a supervisor, an executive officer of Tankless, legal counsel for Tankless, or a member of the Board of Directors of Tankless.

Waivers of this Code may be made only upon written request submitted to and approved by Tankless’ Board of Directors.  Changes in or waivers of this Code will be promptly disclosed as required by applicable law or regulation.

This Code of Ethics was duly approved and adopted by the Board of Directors of Tankless Systems Worldwide, Inc., on the 2nd day of April 2004.

/s/  Thomas Kreitzer

Secretary